Exhibit 99 (a)

AMERICAN GREETINGS ANNOUNCES PAY DOWN OF TERM LOAN

CLEVELAND, Ohio (April 15, 2003) — American Greetings Corporation (NYSE: AM) announced today that it has paid down the entire $118 million outstanding amount of its term loan due June 2006. The Corporation had previously announced its intent to pay down the loan early during its year-end conference call on April 3.

American Greetings cited strong cash flow performance in fiscal 2003 as the source of funds that enabled the early pay down. The Corporation finished fiscal year 2003 with a cash balance of more than $200 million and expects to generate more than $150 million in cash flow from operating and investing activities in fiscal 2004.

The Corporation also noted that on April 11, 2003, Standard and Poor’s Rating Services upgraded its outlook on American Greetings to stable and affirmed the Corporation’s “BBB—” rating for both corporate credit and senior secured debt and “BB+” subordinated debt rating.

“Today’s announcement reflects both our commitment to continuously improving our capital structure, as well as our ability to produce strong cash flow from operations,” said Bob Ryder, senior vice president and chief financial officer.

About American Greetings
American Greetings Corporation (NYSE: AM) is one of the world’s largest manufacturers of greeting cards and social expression products. Its staff of artists, designers and writers comprises one of the finest creative departments in the world and supplies more than 15,000 greeting card designs to retail outlets in nearly every English-speaking country. Located in Cleveland, Ohio, American Greetings generates annual net sales of approximately $2 billion. For more information on the Corporation, visit http://corporate.americangreetings.com on the World Wide Web.

###

CONTACT:
David D. Poplar
Investor and Corporate Media Relations Manager
(216)  252-4864
david.poplar@amgreetings.com

The statements contained in this release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties, including but not limited to: retail bankruptcies and consolidations, successful implementation of the Corporation’s restructuring and supply chain transformation, a weak retail environment, consumer acceptance of products as priced and marketed, the impact of technology on core product sales and competitive terms of sale offered to customers. Risks pertaining specifically to the Corporation’s electronic marketing business include the viability of online advertising as a revenue generator and the public’s acceptance of online social expression products and subscriptions thereto.